Moving Energy with Integrity









Town Hall Meeting – OSG/Saltchuk Transaction

May 21, 2024

Overview

- Intro
- How did we get here?
- Who is Saltchuk?
- What are the next steps in the transaction?
- What do operations look like going forward?
- Special thanks and questions

Overview of Saltchuk's Engagement with OSG

March 2020
Saltchuk owns 13.3% of OSG stock

April 2021
Saltchuk increases stake in OSG to 17.5%

June 2021
Saltchuk offers $3.00 per share to acquire OSG

August 2021
Saltchuk does not move forward with its offer

January 2024
Saltchuk's ownership increases to 21.4%

January 2024
Saltchuk offers $6.25 per share to acquire OSG

May 2024
Saltchuk revises offer to $8.50 per share to acquire OSG

May 2024
OSG and Saltchuk enter into agreement for Saltchuk to acquire OSG

Overview of Saltchuk

Status:	Family-owned and managed
Founded:	1982
Headquarters:	Seattle, WA
Employees:	~7,000

SALTCHUK

Family-owned (Tabbutt, Engle and Seaver families) holder of diversified transportation and distribution companies located throughout North America that represent six lines of business

Saltchuk Business Lines

	Description
Air Cargo	▪ Industry-related services in AK, HI, the Caribbean and beyond
Marine Services	▪ Owns and operates one of the country's largest coastal tug and barge fleets, offering a broad range of green- / blue-water marine services
Energy Distribution	▪ Provides critical fuel and lubricants to residents, fishery, mining and construction customers in AK and HI each year
Domestic Shipping	▪ Services include domestic shipping operations, essential cargo services in AK and Puerto Rico, and leading ship management solutions to government, commercial and private ship owners
International Shipping	▪ Tropical Shipping provides transportation and logistics services to the Bahamas and the Caribbean
Logistics	▪ Supports diverse industries through independently operated global logistics / supply chain companies

Key Saltchuk Companies

- Tropical Shipping
- TOTE Group
- NorthStar Energy
- FOSS Maritime
- Alaskan Petroleum Distributing
- First Coast Terminals

U.S. Geographic Distribution of Saltchuk Companies


Services
Air Cargo
Marine Services
Energy Distribution
Domestic Shipping
International Shipping
Logistics

Key Management Team Members



Mark Tabbutt
Chairman

- Chairman since 2007
- 25+ year tenure



Elizabeth Joy
VP, Treasurer

- Joined Saltchuk in 2023
- Previously worked in investment banking, treasury, sales operations and finance



Jason Lingg
Director of Infra. & Ops.

- Director since 2019
- Previously Director of IT at NorthStar Energy (Saltchuk company) starting in 2012



Paul Stevens
SVP, Managing Director

- 40+ year tenure in maritime shipping, serving as Foss Maritime President and CEO and EVP at Matson Navigation
- Became SVP at Saltchuk in 2017



Jerry Richards
Sr. VP & CFO

- ~14 year tenure
- Previously CFO at PotlachDeltic (Spokane-based REIT) and Chief Accounting Officer at Weyerhauser



Dave Stewart
SVP, GC, and Chief Ethics Officer

- Returned in 2022 after a year of serving as General Counsel for U.S. Senate Committee
- Previously served as CIO and General Counsel at Copper Leaf and EVP at Vulcan

Transaction Timeline


Agreement executed
Tender offer commences with filings made by Saltchuk and OSG
SEC comment period
Tender offer open for 20 business days
Tender offer expires
More than 50% of the shareholders tender
Saltchuk accepts tendered shares and acquisition occurs if over 50%
Cash deposited for payment to shareholders
Announcements and filings by Saltchuk and OSG
TENDER OFFER
Press release issued announcing transaction
Antitrust (Hart Scott Rodino) filings are made
Antitrust review completed
HSR clearance received
Shares are paid within 2 business days

Operations Moving Forward

- No changes in day-to-day functions
- Benefits of going-private
- Special thanks
- Questions?